Privileged and Confidential

AGREEMENT OF PURCHASE AND SALE

AMONG

THE SANTA CRUZ SENTINEL, INC.,

THE TRAVERSE CITY RECORD-EAGLE, INC.,

OTTAWAY NEWSPAPERS OF PENNSYLVANIA, L.P.,

OTTAWAY NEWSPAPERS, INC.,

THE MAIL TRIBUNE, INC.

COMMUNITY NEWSPAPER GROUP, LLC

AND

COMMUNITY NEWSPAPER HOLDINGS, INC.

Dated as of October 27th, 2006

AGREEMENT OF PURCHASE AND SALE, dated as of October 27th, 2006 (the "Agreement"), among The Santa Cruz Sentinel, Inc., a Delaware corporation ("SCS"), The Traverse City Record-Eagle, Inc., a Delaware corporation ("TCRE"), Ottaway Newspapers of Pennsylvania, L.P., a Delaware limited partnership ("ONP"), Ottaway Newspapers, Inc., a Delaware corporation ("ONI," and together with SCS, TCRE and ONP, collectively, the "Sellers" and each individually, a "Seller"), The Mail Tribune, Inc., a Delaware corporation ("MTI"), Community Newspaper Group, LLC, a Delaware limited liability company (the "Buyer") and, for the purposes of Section 9.13 only, Community Newspaper Holdings, Inc., a Delaware corporation (the "Parent").

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to buy from the Sellers, the Seller Assets (as defined below) and the publishing businesses of Sellers carried on by or with respect to such Seller Assets (the "Business");

WHEREAS, MTI desires to sell to the Buyer, and the Buyer desires to buy from MTI, the MTI Assets (as defined below).

In consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that, subject to the conditions herein contained:

ARTICLE I

SALE OF ASSETS AND TERMS OF PAYMENT

1.1.

The Sale.

(a)(i)  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, all of the Sellers' right, title and interest in and to the Seller Assets, as the same may exist on the Closing Date.  As used in this Agreement, the term "Seller Assets" means all of the Sellers' assets relating to the Publications (as defined below), other than Excluded Assets (as defined below), including:

(A)

Each of the publications referred to in Schedule 1.1(a)(i)(A) and all Sellers' rights to prepare, publish, sell and distribute such publications and any other publications, extensions (including websites) or spinoffs derived from such publications or related thereto in all languages (collectively, the "Publications").

(B)

All inventories of back and current issues of the Publications; editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, cuts, photographs and negatives owned by the Sellers to the extent they relate to the Publications; promotional materials, inserts, and direct mail materials owned by the Sellers to the extent they relate to the Publications; stationery, supplies, purchase orders, forms, labels, shipping materials and catalogs owned by the Sellers to the extent they relate to the Publications; and all lists owned by the Sellers of contributors, authors, correspondents, reviewers, photographers, illustrators and editors who contribute or have contributed to any of the Publications.

(C)

All circulation, delivery and mailing lists and carrier routes maintained by the Sellers to the extent they relate solely to any of the Publications, all data related to such lists, all circulation readership studies, audience surveys and research owned by the Sellers, and all other mailing lists, together with all records, reports and tapes of computer data owned by the Sellers, in each case to the extent they relate to any of the Publications.

(D)

All copyrights owned by the Sellers in all material used exclusively in any of the Publications, including all copyrights covering each issue of each of the Publications, and the contents and components thereof, and all copyright registrations pertaining thereto and all rights of the Sellers to obtain renewals and extensions of such copyrights (the "Copyrights").

(E)

All lists of, files, books and records of the Sellers to the extent they relate to the advertisers of, for or in any of the Publications, including, but not limited to, rate cards, verification cards, advertising insertion orders, specimen copies of all advertisements carried in any of the Publications, and copies of current price lists, discount lists, catalogs, public relations materials, sales correspondence, call reports, call books and sales promotion lists.

(F)

All of the advertising contracts, space reservations and insertion orders to the extent they relate to the placement of advertising in any of the Publications with respect to all dates occurring after the Closing Date.

(G)

All subscriptions and orders to the extent they relate to any of the Publications.

(H)

All accounts and other amounts receivable to the extent they relate exclusively to the Publications and all Sellers' other rights to payment, causes of action, claims and rights of recovery to the extent they relate exclusively to the Publications, whether arising or accruing prior to, on or after the Closing Date, whether in respect of advertising, subscriptions, mailing lists or newsstand orders or otherwise, together with the proceeds thereof.

(I)

All fixed and tangible personal property as identified in Schedule 1.1(a)(i)(I) and such other fixed and tangible personal property to the extent they relate exclusively to the Publications.

(J)

All real property leaseholds identified in Schedule 1.1(a)(i)(J).

(K)

All licenses, permits, variances, franchises, certifications, approvals, permits and authorizations issued by any administrative body or licensing authority or governmental or regulatory agency to the Sellers to the extent they relate exclusively to the Publications, together with any renewals, extensions or modifications thereof and additions thereto (the "Licenses"), to the extent transferable.

(L)

All contracts, agreements and leases to the extent they relate exclusively to the Publications to which a Seller is a party, including, without limitation, all contracts and agreements in connection with the acquisition of the Publications by the Sellers to which a Seller is a party (hereinafter collectively, the "Contracts").

(M)

All other books, financial and personnel records, invoices, shipping records, supplier lists and other documents, records, data files and service manuals owned by the Sellers to the extent they relate exclusively to the Publications.

(N)

All computer software and programs and any rights thereto to the extent they relate exclusively to the Publications and are owned by the Sellers, but, if not owned by the Sellers, then to the extent that such software, programs or rights are assignable.

(O)

All claims, causes of action, rights of recovery and rights of set-off of any kind (including, without limitation, rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) to the extent they relate exclusively to the Publications and are owned by the Sellers.

(P)

The goodwill of or pertaining exclusively to the Business, the Seller Assets, and the Publications.

(Q)

All claims under insurance policies, and all proceeds from claims under insurance policies, made or received by the Sellers or MTI relating to or arising out of events occurring on or after the date hereof but only to the extent such claims or proceeds relate to the Assets.

(ii)

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, MTI shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from MTI all of MTI's right, title and interest in and to the MTI Assets (as defined below), as the same may exist on the Closing Date.  As used in this Agreement, the term "MTI Assets" means:

(A)

All trademarks, service marks, logos, trademark registrations, service mark registrations (collectively, the "Trademarks"), trade names, domain names and brand names owned by MTI and used exclusively in connection with any of the Publications (collectively, the "Intellectual Property") and the goodwill related thereto.

(B)

The names and addresses of all subscribers to any of the Publications, all data to the extent it relates to such subscribers, and all rights to own, manage, use and rent the names and addresses of all subscribers to any of the Publications.

(C)

All lists of, files, books and records of MTI to the extent it relates to the advertisers of, for or in any of the Publications, including, prospect lists for advertising in any of the Publications.

(D)

The goodwill of or pertaining exclusively to the MTI Assets.

(iii)

Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Seller Assets and MTI Assets are the following assets (collectively, the "Excluded Assets"):

(A)

All cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, nature, character and description.

(B)

(i) The franchise to be a corporation or partnership (as applicable); (ii) the organizational documents (including articles or certificate of incorporation or bylaws (as applicable)); (iii) in respect of the Sellers which are corporations: (a) the corporate seal, (b) the minute books, (c) the stock books, and (d) the stock certificates; (iv) the qualifications to transact business as a foreign corporation or foreign partnership (as applicable); (v) the arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers; (vi) other records or similar documents relating to the organization, maintenance and existence of the Sellers or MTI as a corporation or partnership (as applicable); and (vii) any other corporate or partnership records (as applicable) relating to the corporate or partnership organization or capitalization (as applicable) of the Sellers or MTI.

(C)

General books of account and books of original entry that comprise Sellers' or MTI's permanent accounting or Tax (as defined below) records.

(D)

Actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery defenses, rights of set off, counterclaims, or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case relating to the Excluded Assets or the Excluded Liabilities (as defined below).

(E)

All employee benefit plans and employee benefit plan assets of the Sellers and MTI.

(F)

All Taxes receivable and all Tax refunds receivable by Sellers or MTI from any authority and attributable to a pre-Closing (as defined below) Tax period or the pre-Closing portion of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period" (for purposes of this Agreement, in determining the Straddle Period allocation of Taxes not based on or measured by income or receipts, the amount of Taxes attributable to a portion of the Straddle Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period and the denominator of which is the total number of days in such Straddle Period)).

(G)

All newsprint or ink purchase agreements unless they relate exclusively to the Publications.

(H)

All items of a corporate overhead nature that are controlled by or located at the corporate offices of the Sellers or MTI.

(I)

All assets, whether real or personal, tangible or intangible, which are owned, used or held for use by the Sellers or MTI for any purpose other than for use solely or primarily in the Business.

(J)

The name "Ottaway" or any trade names, trademarks, identifying logos or service marks employing the word "Ottaway" or any confusingly similar trade name, trademark or logo.

(K)

All contracts of insurance and all claims under insurance policies, and all proceeds from claims under insurance policies, made or received by the Sellers or MTI relating to or arising out of events occurring prior to the date hereof.

(L)

The real property identified on Schedule 1.1(a)(iii)(L) (the "Property").

(iv)

As used herein, the term "Assets" shall include the Seller Assets and the MTI Assets.

(b)(i)  The Buyer hereby agrees to assume as of the Closing Date, and hereby agrees to pay, perform and discharge on and after the Closing Date the following obligations and liabilities of the Business: (i) the obligations and liabilities (arising after the Closing) arising under the terms of each Contract in effect as of the Closing (other than as included in Excluded Assets), which Contracts shall be expressly assumed by Buyer at the Closing, and (ii) all current liabilities of the Business as of the Closing Date to the extent such liabilities are reflected on the September Balance Sheet (as defined below) or incurred after September 30, 2006 in the ordinary course of business, consistent with past practice (collectively, the "Current Liabilities").  Except for the foregoing and except as otherwise set forth in this Agreement, the Buyer shall not assume or agree to perform, pay or discharge, and the Sellers and MTI shall remain unconditionally liable for the following obligations, liabilities and commitments, presently existing or contingent, of the Sellers and MTI arising out of the ownership or operation of the Business or the ownership, use, possession or condition of the Assets and the Property on or prior to the Closing: (a) any and all obligations, liabilities and commitments with respect to employee, unemployment or workers compensation claims arising out of the operation of the Business prior to the Closing, (b) any and all liabilities of the Sellers or MTI for Taxes relating to periods prior to the Closing (including any liability for Taxes resulting from transactions contemplated by the Agreement and any liability of the Sellers or MTI for Taxes relating to the pre-Closing portion of a Straddle Period), (c) any and all liabilities of the Sellers or MTI arising in connection with any existing claim, litigation or proceeding with respect to the operation of the Business prior to the Closing (including, without limitation, those matters set forth on Schedule 3.8 attached hereto), (d) any and all liabilities incurred by the Sellers or MTI in connection with the negotiation, execution or performance of this Agreement (including, without limitation, all legal, accounting, brokers' finders and other professional fees and expenses), (e) any and all liabilities incurred by the Sellers or MTI subsequent to the Closing Date and (f) any and all obligations, liabilities and commitments arising under Environmental Laws (defined below) related to the ownership or operation of the

Business or the ownership, use, possession or condition of the Assets and the Property to the extent existing on or prior to Closing (collectively, the "Excluded Liabilities").  Except for the foregoing and except as otherwise set forth in this Agreement, the Buyer shall be unconditionally liable for all obligations, liabilities and commitments arising out of the ownership or operation of the Business or the ownership, use or possession or condition of the Assets and the Property after the Closing, including: (i) any and all obligations, liabilities and commitments with respect to employee, unemployment or workers compensation claims arising out of the operation of the Business after the Closing, (ii) any and all liabilities of the Buyer for Taxes relating to periods ending after the Closing (including any liability for Taxes resulting from transactions contemplated by the Agreement and any liability of the Buyer for Taxes relating to the post-Closing portion of a Straddle Period), (iii) any and all liabilities of the Buyer or the Business arising in connection with any claim, litigation or proceeding with respect to the operation of the Business after the Closing, (iv) any and all liabilities incurred by the Buyer in connection with the negotiation, execution or performance of this Agreement (including all legal, accounting, brokers, finders and other professional fees and expenses), and (v) any and all liabilities incurred by the Buyer after the Closing.  The payments and obligations, which the Buyer agrees to assume pursuant to this Section 1.1, are referred to herein as the "Assumed Liabilities."

(ii)

The Buyer shall pay, perform and discharge when due each Assumed Liability in accordance with the terms thereof.

1.2.

Purchase Price.  (a) Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Assets, on the Closing Date the Buyer will pay or cause to be paid to the Sellers and MTI in cash, the amount of Two Hundred Seventy Six Million One Hundred Six Thousand Three Hundred Eighty Three Dollars ($276,106,383.00), plus the amount, if any, by which Estimated Closing Adjusted Net Working Capital (as defined below) exceeds Zero Dollars ($0) or minus the amount, if any, by which Estimated Closing Adjusted Net Working Capital is less than Zero Dollars ($0) (the "Estimated Purchase Price").  As additional consideration for the purchase of the Assets, the Buyer shall assume the Assumed Liabilities.  The Buyer shall deliver to the Sellers and MTI the Estimated Purchase Price by wire transfer of immediately available funds to accounts designated by the Sellers and MTI in writing at least two (2) business days prior to the Closing Date.

(b)

As used in this Agreement, the term "Closing Adjusted Net Working Capital" means the amount of the difference between (i) the aggregate value of the current assets of the Business as of the Closing only to the extent included in the Seller Assets (the "Current Assets"), and (ii) the aggregate amount of the Current Liabilities, in each case computed in a manner consistent with the Sellers' accounting practices applicable to the September Balance Sheet (as defined below).  If Current Assets exceed Current Liabilities, the Closing Adjusted Net Working Capital shall be deemed to be a positive amount.  If Current Liabilities exceed Current Assets, the Closing Adjusted Net Working Capital shall be deemed to be a negative amount.

(c)

No later than two (2) business days prior to the Closing, the Buyer and the Sellers shall jointly agree in writing upon an estimate of the Closing Adjusted Net Working Capital as of the Closing Date (the "Estimated Closing Adjusted Net Working Capital") and such Estimated Closing Adjusted Net Working Capital shall be used to determine the amount of the Estimated Purchase Price payable to the Sellers at the Closing as set forth in clause (a) of this Section 1.2.

(d)

As soon as practicable after the Closing (but in any event within sixty (60) days thereof), the Sellers shall calculate the actual Closing Adjusted Net Working Capital and deliver such calculation, as well as the balance sheet used to derive such calculation and back-up materials necessary for the Buyer's understanding of such calculation, to the Buyer.  The Buyer must (i) within thirty (30) days of receipt of same (the "Receipt Date") confirm whether or not it agrees with the calculation of Closing Adjusted Net Working Capital, and (ii) if it does not agree with such calculation, specify within sixty (60) days of the Receipt Date in reasonable detail the points of disagreement (the "Objection Notice").  The Sellers and their accountants will provide Buyer and Buyer's accountants with reasonable access to the books, records and working papers of the Sellers necessary to review such calculations.  The parties shall then seek to resolve the points of disagreement and agree upon the Closing Adjusted Net Working Capital.  If the Buyer and the Sellers agree upon the Closing Adjusted Net Working Capital (with such further adjustments as they may agree) within ninety (90) days of the Receipt Date, the amount so agreed upon shall be the Closing Adjusted Net Working Capital.  If the Buyer and the Sellers do not agree upon the Closing Adjusted Net Working Capital pursuant to the procedures and within the time frame set forth above, the Buyer and the Sellers shall appoint a firm of independent public accountants from the “Big Four” accounting firms mutually acceptable to the Buyer and the Sellers (or, if the parties cannot so agree, the American Arbitration Association shall select such a firm of independent public accountants who shall be independent from each of the parties) to act as an arbitrator (the "Arbitrator") to determine, based solely on presentations by the Sellers and the Buyer, and not by independent review, only those issues in dispute as specified in the Objection Notice and to render a report as to the dispute and the resulting computation of the Closing Adjusted Net Working Capital within one hundred twenty (120) days of the Receipt Date or as soon thereafter as is practicable.  If the Arbitrator named in this Agreement cannot act to make a determination under clause (d) of this Section 1.2, the parties shall reasonably agree upon an accounting firm to act as Arbitrator within thirty (30) days of the named Arbitrator being unable to act.  If the parties fail to agree upon an Arbitrator within the specified period, the parties shall request that the American Arbitration Association select an accounting firm with no material conflict with either the Buyer or the Sellers to act as Arbitrator.  All determinations made by the Arbitrator shall be final, conclusive and binding with respect to the Closing Adjusted Net Working Capital.  The fees, costs and expenses of the Arbitrator shall be paid by the Buyer, on the one hand, and the Sellers, on the other, in inverse proportion (based on value) as the Buyer and the Sellers prevail on any disputed matters, as determined by the Arbitrator.

(e)

To the extent that the actual amount of the Closing Adjusted Net Working Capital (determined in accordance with the procedure set forth in clause (d) of this Section 1.2), is greater than the Estimated Closing Adjusted Net Working Capital, the Buyer shall pay to the Sellers within five (5) business days of the date of such determination the amount of such excess by wire transfer of immediately available funds to an account designated in writing for such purpose by the Sellers at least one (1) business day prior to the date of payment (the "Additional Purchase Price").  To the extent that the Estimated Closing Adjusted Net Working Capital is greater than the Closing Adjusted Net Working Capital (determined in accordance with the procedure set forth in clause (d) of this Section 1.2), the Sellers shall pay to the Buyer within five (5) business days of the date of such determination the amount of such excess by wire transfer of immediately available funds to an account designated in writing for such purpose by the Buyer at least one (1) business day prior to the date of payment (the "Excess Purchase Price").  The Estimated Purchase Price plus the Additional Purchase Price or less the Excess Purchase Price, as the case may be, is referred to herein as the "Purchase Price."

1.3

Allocation.  The Buyer, the Sellers and MTI agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation on Schedule 1.3.

1.4

Procedures for Assets Not Transferable.  If any of the Contracts or any other property or rights included in the Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties (a "Required Consent"), Sellers shall use all commercially reasonable efforts to obtain such consents prior to the Closing Date and shall notify Buyer on or prior to the Closing Date of any consents not so obtained; provided, that Sellers shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent.  If any Required Consent cannot be obtained prior to Closing, Sellers shall use all commercially reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights.

ARTICLE II

THE CLOSING

2.1.

Time and Place of Closing.  Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dow Jones & Company, Inc. at 10:00 A.M. (local time) on such date as the parties may agree, but in any event on the later of (a) three (3) business days following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or (b) November 30, 2006 or at such other place or time or both as the parties may agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Closing Date."

2.2.

Deliveries by the Sellers and MTI.  At the Closing (or as soon thereafter as reasonably practicable with respect to the Trademarks), the Sellers and MTI,

as applicable, will deliver or cause to be delivered to the Buyer duly executed instruments of transfer and assignment of the Assets in form reasonably satisfactory to the Buyer, subject only to Permitted Liens (as defined below), sufficient to vest in the Buyer the interests in the Assets to be conveyed at the Closing in accordance with the terms of this Agreement.  In addition, at the Closing, the Sellers and MTI shall deliver to the Buyer:

(i)

the originals (or if not in existence copies) of all Contracts and the originals of all books, records and files included in the Assets;

(ii)

copies of corporate and stockholder resolutions or resolutions of the board of directors and stockholders of the general partner of the limited partnership (as applicable) of each of the Sellers and MTI authorizing the execution and delivery of this Agreement and each other agreement to which each is a party and the consummation of the transactions contemplated hereby and thereby, certified by an executive officer of the Sellers and MTI, as the case may be;

(iii)

an executed copy of the Bill of Sale, Assignment and Assumption Agreement in the form agreed upon by the Sellers and the Buyer (the "Bill of Sale");

(iv)

executed counterparts reasonably satisfactory in form and substance to the Buyer of all consents necessary to the assignment to the Buyer of the Contracts listed on Schedule 2.2 (the “Consents”);

(v)

executed counterparts of the Lease and Option to Purchase Agreements for the Property identified on Schedule 1.1(a)(iii)(L), the forms of which are attached hereto as Exhibit A;

(vi)

an executed counterpart of the Services Agreement attached hereto as Exhibit B; and

(vii)

all other documents required by the terms of this Agreement to be delivered by the Sellers and MTI to the Buyer at the Closing (together with the Services Agreement, Lease and Option to Purchase, Consents and Bill of Sale, the "Sellers Ancillary Documents").

2.3.

Deliveries by the Buyer.  At the Closing, the Buyer shall deliver:

(i)

the Estimated Purchase Price;

(ii)

copies of Manager and Member resolutions of the Buyer authorizing the execution and delivery of this Agreement and each other agreement to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, certified by an executive officer of the Buyer;

(iii)

an executed copy of the Bill of Sale;

(v)

executed counterparts of the Lease and Option to Purchase Agreements; and

(vi)      all other documents required by the terms of this Agreement to be delivered by the Buyer to the Sellers at the Closing (together with the Services Agreement, Lease and Option to Purchase and the Bill of Sale, the "Buyer Ancillary Documents").

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS AND MTI

Except as set forth in the schedules being delivered by the Sellers to the Buyer (the "Seller Schedules," and each, a "Seller Schedule"), the Sellers and MTI (with respect to itself and the MTI Assets, and only as set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.8 and 3.11) hereby represent and warrant, as of the date hereof, to the Buyer as follows:

3.1.

Organization.  Each Seller and MTI is a corporation or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be so existing and in good standing would not have a Business Material Adverse Effect (as defined below).  Each Seller has the requisite corporate or partnership (as applicable) power and authority to own, lease and operate the Seller Assets and to carry on the Business as now being conducted, except where the failure to have such power and authority would not have a Business Material Adverse Effect.  MTI has the requisite corporate power and authority to own, lease and operate the MTI Assets, except where the failure to have such power and authority would not have a Business Material Adverse Effect.

3.2.

Authority Relative to this Agreement.  Each of the Sellers and MTI has full corporate or partnership power and authority (as applicable) to execute and deliver this Agreement and each of the Sellers Ancillary Documents (as applicable) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Sellers Ancillary Documents by each of the Sellers and MTI (as applicable) and the consummation of the transactions contemplated hereby and thereby by the Sellers and MTI (as applicable), have been duly and validly authorized by all necessary corporate or partnership action (as applicable) on the part of the Sellers and MTI (as applicable) and no other corporate or partnership proceedings (as applicable) on the part of the Sellers and MTI are necessary to authorize this Agreement or the Sellers Ancillary Documents, or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered and the Sellers Ancillary Documents will be duly and validly executed and delivered at the Closing by the Sellers and MTI (as applicable) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Sellers and MTI (as applicable), enforceable against each such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.3.

Consents and Approvals; No Violation.  Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act") and the CTA (as defined below), to the Knowledge (as defined below) of each of the Sellers and MTI, respectively, there is no requirement applicable to any Seller or MTI to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Sellers or MTI of the transactions contemplated by this Agreement.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by the Sellers and MTI nor the consummation by the Sellers and MTI of the transactions contemplated hereby nor compliance by the Sellers and MTI with any of the provisions hereof will (i) conflict with or result in any breach of the organizational documents of the Sellers or MTI, as the case may be, (ii) to the Knowledge of the Sellers or MTI result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Sellers or MTI is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or, rights of termination cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) assuming compliance with the HSR Act and the CTA, to the Knowledge of the Sellers and MTI, violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, MTI, the Business or any of the Assets, excluding from the foregoing clauses (ii) and (iii) such breaches, defaults, rights of termination, cancellation or acceleration and violations which would not have a Business Material Adverse Effect.

3.4.

Financial Statements.  Attached as Schedule 3.4 are (i) the statements of income for each of the Publications for the years ending December 31, 2004 and 2005, (ii) the statement of income for each of the Publications for the 9-month period ended September 30, 2006 (the "September Income Statement"), (iii) the balance sheets for each of the Publications as of December 31, 2004 and 2005 and (iv) the balance sheet for each of the Publications as of September 30, 2006 (the "September Balance Sheet" and, together with the September Income Statement, the "September Financial Statements" and all above referenced financial information collectively, the "Financial Statements").  The Financial Statements (including the notes thereto) fairly present in all material respects the financial position of the Business and the results of operations of the Business as at and for the periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and except for footnotes and for year-end adjustments.

3.5.

Absence of Certain Changes or Events.  Except as set forth in Schedule 3.5 and except as otherwise contemplated by this Agreement, since September 30, 2006, the Sellers in respect of the Business have not (a) suffered any damage, destruction or casualty loss to its physical properties which has had a Business Material

Adverse Effect; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except such that have not had a Business Material Adverse Effect; (c) suffered any change in its relationship with its suppliers, customers, distributors, lessors, licensors, or licensees other than changes which have not had a Business Material Adverse Effect; (d) other than with respect to agreements for which the Buyer will have no liability after Closing, increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers, or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing commitment; (e) incurred any indebtedness for borrowed money; (f) forgiven or canceled any indebtedness owing to it or waived any claims or rights of material value, in each case except in the ordinary course of business; (g) sold, leased, licensed or otherwise disposed of any of its material assets other than sales of inventory and sales of obsolete assets in the ordinary course of business; or (h) committed pursuant to a legally binding agreement to do any of the things set forth in clause (b) and clauses (d) through (g) above.

3.6.

Title to Assets.   Each of the Sellers and MTI has good title to all of the Assets which it purports to own (except for Assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the September Balance Sheet), free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and other encumbrances (the "Liens"), except Permitted Liens.  Except as specified in Schedule 3.6, the Assets include all material assets and properties used in the operation and conduct of the Business as currently conducted by the Sellers.

3.7.

Certain Contracts.  Schedule 3.7 lists all contracts or agreements relating exclusively to the Publications to which a Seller is a party, as of the date hereof, other than (i) contracts for the purchase or sale of goods or services entered into in the ordinary course of business, (ii) contracts that terminate or are terminable without penalty within one (1) year after the date hereof, and (iii) contracts that involve an annual obligation of less than $15,000 on the part of any of the Publications (collectively, the "Material Contracts").  Except as set forth in Schedule 3.7, to the Knowledge of the Sellers, there is not, under any of the Material Contracts, any existing default or event of default which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the relevant Seller, except such defaults, events of default and other events which would not have a Business Material Adverse Effect.  Except as set forth in Schedule 3.7, each Material Contract is a valid and binding obligation of the relevant Seller and, to the Knowledge of the Sellers, the other party thereto, is enforceable against the relevant Seller in accordance with its terms, in all cases except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, and is in full force and effect as of the date hereof.

3.8.

Legal Proceedings, etc.  Except as set forth on Schedule 3.8, as of the date hereof, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Sellers and MTI, threatened in writing against a Seller or MTI relating to the Business, other than those which would not have a Business Material Adverse Effect.

3.9.

Employee Benefit Plans.  The Sellers have made available to the Buyer each written plan, policy, commitment and agreement that provides material compensation or employee benefits to the Transferred Employees (as defined below) (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Sellers or any of its Affiliates (as defined below), each of which is identified on Schedule 3.9.

3.10.

Taxes.  All Tax returns required to be filed with respect to the Business have been filed (taking into account any extension of time to file), and all material Taxes required to be paid in connection therewith have been paid, except where failure to file such Tax returns or to pay such Taxes would not have a Business Material Adverse Effect.  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

3.11.

Intellectual Property.  Schedule 3.11 sets forth a list of all of the material Intellectual Property.  Except as set forth on Schedule 3.11, the Sellers and MTI own or, to the Knowledge of the Sellers and MTI, have a valid right to use the Intellectual Property included in the Seller Assets and the MTI Assets, respectively, and the Sellers own the Copyrights, in each case free and clear of all Liens (other than Permitted Liens), except for such Liens or absence of rights as would not have a Business Material Adverse Effect.  Each of the Sellers and MTI have the power and authority to transfer or license to the Buyer all of such rights owned by such party to be transferred or licensed to the Buyer under this Agreement with respect to the Intellectual Property and the Copyrights.  Except as set forth in Schedule 3.11, as of the date hereof, there is no claim or litigation pending or, to the Knowledge of the Sellers or MTI, threatened in writing against the Sellers or MTI contesting the right of the Sellers or MTI to sell or the right of the Sellers or MTI to use any of the Intellectual Property or the Copyrights.

3.12.

Compliance with Law; Licenses.  Except as set forth in Schedule 3.12 hereto, to the Knowledge of the Sellers, the Business is in compliance in all respects with all applicable laws, rules and regulations, except where the failure to so comply would not have a Business Material Adverse Effect.  Except as would not have a Business Material Adverse Effect, to the Knowledge of the Sellers, the Business has all of the Licenses required for the operation of the Business as conducted as of the date of this Agreement.  (This Section 3.12 does not relate to environmental matters, which matters are dealt with instead exclusively in Section 3.15, to employee matters, which matters are dealt with instead exclusively in Section 3.13 or to Tax matters, which are dealt with instead exclusively in Section 3.10.)

3.13.

Employees.  (a)  Schedule 3.13 is a true and complete list of the name of each individual who is employed by the Sellers exclusively in relation to the Business on the date hereof (excluding any individuals who are on long term disability as of the date hereof) along with his or her current job title, compensation, and any additional employee benefits enjoyed by such individual which are not generally available to employees of the Sellers in respect of the Business.

(b)

The Sellers have in respect of the Business complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all employees of the Sellers, except where the failure to comply would not have a Business Material Adverse Effect.  There is not pending or, to the Knowledge of the Sellers, threatened, any material labor dispute, strike, work stoppage or union organizing effort involving the Business.

3.14.

Undisclosed Liabilities.  The Sellers in respect of the Business did not have as of the date of the September Balance Sheet any material liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on a balance sheet in accordance with generally accepted accounting principles, which is not reflected, reserved against or disclosed in the September Financial Statements or disclosed elsewhere in the Schedules or in the documents listed in the Schedules, other than (i) such as would not have a Business Material Adverse Effect, (ii) Excluded Liabilities, and (iii) liabilities under contracts not required to be disclosed on Seller's Schedules.

3.15.

Environmental Matters.

(a)

To the Knowledge of the Sellers, except as set forth on Schedule 3.15(a) (i) the Business is in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance as would not have a Business Material Adverse Effect; (ii) the Sellers have obtained and are in material compliance with all terms and conditions of all Environmental Permits, except for such noncompliance as would not have a Business Material Adverse Effect; and (iii) the Sellers have not received any written notice that the Business is in violation of any Environmental Laws or Environmental Permits.

(b)

Except as otherwise permitted by applicable Environmental Laws or as set forth on Schedule 3.15(b), the Sellers have no Knowledge of the release or discharge of any Hazardous Materials by the Sellers into the environment at, on or from any Properties, that would be reasonably likely to form the basis of any claim or action under any Environmental Laws and that would have a Business Material Adverse Effect.

(c)

Notwithstanding any other provision in this Agreement, this Section 3.15 contains the exclusive representations of the Sellers concerning Environmental Matters.

(d)

For purposes of this Agreement: (i) "Environmental Laws" means all federal, state, local and foreign statutes, laws, rules, regulations and ordinances relating to Environmental Matters, as enacted and in effect on or prior to the date hereof; (ii) "Environmental Matters" means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Materials; (iii) "Environmental Permits" means all licenses, permits and other governmental authorizations required pursuant to applicable Environmental Laws for the operation of the Business as conducted as of the date of this Agreement; (iv) "Hazardous Materials" means, collectively, any material defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Law, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et. seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), and (v) "Properties" means all real property currently owned or leased by the Sellers in connection with the Business.

3.16.

Schedules and Exhibits.  Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

3.17.

Construction of Certain Provisions.  It is understood and agreed that the specification of any dollar amount in any provision of this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.

3.18.

No Implied Representation.  Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that neither the Sellers nor MTI is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the Assets or the Business, and it is understood that subject to the representations and warranties contained in this Agreement the Buyer takes the Assets and the Business "as is" and "where is" and in their then present condition, and the Buyer shall rely upon its own examination thereof.

3.19

Real Property.

(a)

Schedule 1.1(a)(iii)(L) lists all real property owned by Sellers to the extent they relate solely to the Publications.  Sellers do not own or lease any real property in connection with the businesses of the Publications other than the Property and the real property leaseholds identified on Schedule 1.1(a)(i)(J).

(b)

Schedule 1.1(a)(i)(J) lists all real property leases where any of the Sellers are lessee ("Facility Leases") included in the Seller Assets.  Other than the Facility Leases set forth on Schedule 1.1(a)(i)(J) or other leases set forth on Schedule 1.1(a)(i)(L), there are no leases, subleases, licenses or other agreements or arrangements granting to any person the right to purchase, use or occupy any facility or any real property owned or leased by Sellers to the extent they relate solely to the Publications.

(c)

With respect to each Facility Lease, Sellers have and will transfer to Buyer at the Closing, subject to any required consent and to Section 1.4 hereof, an unencumbered interest in the leasehold estate. Sellers enjoy peaceful and undisturbed possession of the property subject to each Facility Lease, subject to the rights of the fee owners.

(d)

No zoning or similar land use restrictions are presently in effect or, to Sellers’ Knowledge, proposed, by any governmental authority that would impair the use, occupancy, or enjoyment of the Property for the purposes for which such Property is currently being used, and Sellers’ use of the Property is in compliance with all applicable building, zoning, land use, health or other codes, ordinances, laws or regulations relating to the use thereof except as would not have a Business Material Adverse Effect.  No condemnation or taking by eminent domain of the Property has occurred, is pending or, to the knowledge of Sellers, is threatened.

(e)

The Property is served by or has access to public streets and rights of way, rights of ingress and egress, public sewage (both storm and sanitary), gas, electric and telephone utility services that are adequate for the operation of the Publications as currently conducted.

3.20

Circulation.  Schedule 3.20 sets forth the paid circulation of each of the Publications as of the most recent date reported by the Audit Bureau of Circulation and as of  the most recent date reported in the Publisher's Unaudited Statement to the Audit Bureau of Circulation.  There has been no material decline in paid circulation for the Publications since the most recent date reported in the Publisher's Unaudited Statement to the Audit Bureau of Circulation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the schedules being delivered by the Buyer to the Sellers (the "Buyer Schedules" and, each, a "Buyer Schedule"), the Buyer represents and warrants, as of the date hereof, to the Sellers and MTI as follows:

4.1.

Organization.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Buyer Material Adverse Effect.  A "Buyer Material Adverse Effect" means a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby without material delay.

4.2.

Authority Relative to this Agreement.  The Buyer has full power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Buyer Ancillary Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or the Buyer Ancillary Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered and the Buyer Ancillary Documents will be duly and validly executed and delivered at the Closing by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  .

4.3.

Consents and Approvals; No Violation.  Except for the applicable requirements of the HSR Act, there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Buyer of the transactions contemplated by this Agreement.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of the Articles of Organization of the Buyer, (ii) result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Buyer is a party or by which any of the Buyer's properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) assuming compliance with the HSR Act, violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of the Buyer's properties or assets, excluding from the foregoing clauses (ii) and (iii) such breaches, defaults and violations which, in the aggregate, would not have a Buyer Material Adverse Effect.

4.4.

Financial Capability.  The Buyer has immediately available cash sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, the Buyer has delivered to the Sellers executed commitments from responsible financial institutions in form and substance satisfactory to Sellers for such funds, and the Buyer will have available as of the Closing Date (either from its immediately available cash or from such commitments, or a combination thereof) funds sufficient to pay the Estimated Purchase Price.

4.5.

Litigation.  As of the date hereof, there are no legal, administrative, arbitration or other proceedings or government investigations pending or threatened in writing which seek to question, delay or prevent the consummation of or would materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE PARTIES

5.1.

Conduct of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior consent of the Buyer (which consent will not be unreasonably withheld or delayed) the Sellers will conduct the Business according to its ordinary course of business consistent with past practice and will use good faith efforts to: (i) preserve its relationships with customers, advertisers, suppliers and others having business dealings with the Business, (ii) maintain all machinery and equipment used in the Business and operation of the Publications in substantially the same state of repair and efficiency normal wear and tear excepted, (iii) perform its obligations under all contracts to be assigned to and assumed by the Buyer, and (iv) maintain in full force and effect through the Closing Date adequate property damage, liability and other insurance with respect to the Assets.  Without limiting the generality of the foregoing, and, except as otherwise contemplated by this Agreement or disclosed on Schedule 5.1 hereto, prior to the Closing Date, without the prior consent of the Buyer (which consent will not be unreasonably withheld or delayed), the Sellers in respect of the Business will not:

(a)

except to the extent required by law or contractual obligations or other understandings or arrangements existing on the date hereof (i) increase in any material manner the compensation of any of the officers or other employees of the Business, except such increases as are granted in the ordinary course of business in accordance with its customary practices; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any such person, or, to amend any of such plans or any of such agreements in existence on the date hereof;

(b)

except in the ordinary course of business consistent with past practice, sell, lease, license, transfer, mortgage, encumber or otherwise dispose of, or agree to sell, lease, license, transfer, mortgage, encumber or otherwise dispose of, any real or personal property of the Business, other than, in the case of any assets other than real property, without replacement thereof with an asset of substantially equivalent kind, condition and value or the fair market value of which or the consideration for which does not exceed $5,000, individually, or $10,000 in the aggregate for each Publication;

(c)

enter into any written note, bond, mortgage, indenture, letter of credit, lease or sublease, contract, agreement, obligation, arrangement, understanding or commitment which would constitute a Material Contract or modify in any material respect or breach any Material Contract or waive, release or assign any material rights or claims thereunder;

(d)

incur, assume, guaranty or otherwise become liable in respect of any indebtedness relating exclusively to the Business for money borrowed or subject any of the assets of the Business, tangible or intangible, to any Liens (other than Permitted Liens), except for payment when due of accounts payable incurred in the ordinary course of business consistent with past practice;

(e)

sell, assign, transfer, license or permit to lapse any material rights with respect to any material Intellectual Property;

(f)

(i)  make any material change in circulation practices, or promotional, marketing or premium practices of any of the Publications, in each case, other than in the ordinary course of business consistent with past practice, or (ii) make any change in policies for the pricing of circulation or advertising of any of the Publications except for changes in the ordinary course of business which changes are not material; or

(g)

commit to take any action that would result in the occurrence of any of the foregoing.

Notwithstanding any provision contained in this Agreement, any action taken by the Sellers which is permitted under this Section 5.1 shall not constitute a misrepresentation of or breach of warranty or covenant.  The Sellers shall have the right to update the Sellers Schedules hereto between the date hereof and the Closing Date to reflect actions taken by the Sellers which are permitted to be taken pursuant to this Section 5.1.

5.2.

Access to Information.

(a)  Between the date of this Agreement and the Closing Date, the Sellers will (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Business, (ii) permit the Buyer to make such inspections thereof, during regular business hours upon at least five business days notice, as the Buyer may reasonably request and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; provided, however, that (x) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business, and (y) in no event shall the

Buyer be permitted to conduct sampling of soil, sediment, surface water, groundwater or building material, except in accordance with the forms of the Lease and Option to Purchase Agreements.

(b)  Between the date of this Agreement and the Closing Date, the Buyer will hold and will cause its officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, executed as of August 21, 2006, between Dow Jones & Company, Inc. and the Parent (the "Confidentiality Agreement"), all documents and information furnished to the Buyer by the Sellers, MTI or any of their representatives, consultants or advisors in connection with the transactions contemplated by this Agreement.

(c)  The Buyer agrees to hold all of the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by law and at any time thereafter prior to destroying or disposing of any such records to notify the Sellers and MTI and afford them the opportunity to take or to make copies of any such books and records, and, at any time and from time to time following the Closing Date, to afford to the Sellers and MTI, their accountants and counsel, during normal business hours upon reasonable request full access to the books, records and other data of the Business and to the employees of the Business to the extent that such access may be requested for purposes of calculating the Closing Adjusted Net Working Capital, and any other legitimate purpose at no cost to the Sellers or MTI (other than for reasonable out-of-pocket expenses of the Buyer); provided, however, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business by the Buyer.

(d)  Sellers will furnish to Buyer (1) as soon as available, and in any event within ten (10) days after it is prepared, a copy of any report prepared from the date hereof through the Closing Date by Sellers for submission to its board of directors or to management of the Publications relating to any material adverse effect on the Business or on the transactions contemplated hereby arising from or related to a change in general economic conditions; and (2) as soon as available, and in any event within ten (10) days after it is prepared, monthly unaudited balance sheets and income statements for the Publications.  Each of the financial statements delivered pursuant to this Section 5.2(d) will be prepared consistent with Sellers’ accounting practices.

5.3.

Expenses.  Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby will be paid by the Buyer and all costs and expenses incurred by the Sellers and MTI in connection with this Agreement and the transactions contemplated hereby will be paid by the Sellers and MTI, as the case may be.

5.4.

Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

5.5.

Public Announcements.  Except as may be required by applicable law, none of the Sellers, MTI or the Buyer shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other parties hereto, other than press releases to be issued by the Sellers and the Buyer promptly following the execution of this Agreement in the forms previously agreed to by the parties.

5.6.

Filings.  The Sellers, MTI and the Buyer shall use commercially reasonable efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement (other than filings under the HSR Act which are dealt with in Section 5.11), including, all filings required to transfer Intellectual Property as provided hereunder.  The Buyer, MTI and the Sellers will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as another may request in connection with all of the foregoing.

5.7.

Further Assurances.  From time to time, without further consideration, the Sellers will, at the expense of Buyer, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby.  From time to time, without further consideration, the Buyer will, at the expense of the Sellers, execute and deliver such documents as the Sellers may reasonably request in order more effectively to consummate the transactions contemplated hereby.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its proper officers and directors to take all such necessary action.

5.8.

Brokers.  The Sellers represent and warrant to the Buyer that, except for Dirks, Van Essen & Murray and J.P. Morgan Securities, Inc. whose fees shall be the sole responsibility of the Sellers, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees from the Sellers in connection with the transactions contemplated hereby. The Sellers will pay or discharge, and will indemnify and hold the Buyer harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the Sellers.  The Buyer represents and warrants to each of the Sellers that, except for Belmoro Corporate Advisors, LLC, whose fees shall be the sole responsibility of the Buyer, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees from the Buyer in connection with the transactions contemplated hereby.  The Buyer will pay or discharge, and will indemnify and hold the Sellers harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the Buyer.

5.9.

Sales and Transfer Taxes and Fees.  The parties agree that all sales, transfer, documentary, stamp, excise, recording or other taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (other than income taxes payable by the Sellers or MTI) will be borne by the Buyer, and the Buyer will, at its expense, file all necessary tax returns and other documentation with respect to all such sales and transfer taxes and fees.

5.10.

Employee Matters.

(a)

Effective as of the Closing, each employee listed on Schedule 5.10, who is working for the Sellers exclusively in relation to the Business as of the Closing Date and not on long-term disability (as defined under Sellers’ plans) shall become an employee of the Buyer on an at-will basis commencing on the Closing Date.  All such employees are referred to herein as "Transferred Employees."  The Buyer shall provide each Transferred Employee with (i) the same base salary or wages as set forth on Schedule 3.13 and (ii) the benefit package currently provided by Buyer to its employees as described on Schedule 5.10(a).

(b)

Upon the Closing, the Buyer shall assume as of the Closing Date the obligation to provide coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under the Buyer’s plans to each Transferred Employee who as of the Closing Date is a "qualified beneficiary" under any plan to which Section 607 of ERISA, and Section 4980B of the Code apply; provided that nothing in clause (b) of this Section 5.10 shall be construed, from and after the Closing Date, to restrict or in any manner otherwise limit or prohibit the Buyer’s exercise of its rights to amend, modify and terminate any plan or any benefit provided thereunder or otherwise or the participation of any individual in any such plan or benefit thereunder.

(c)

To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by the Buyer for the benefit of the Transferred Employees heretofore or in the future, the Buyer shall cause such plan, program or arrangement to credit such Transferred Employees for their aggregate service on and prior to the Closing Date with the Sellers and the Business.  Service on and prior to the Closing Date with the Sellers and the Business shall also be credited for purposes of determining the amount of severance pay and vacation day accruals to which a Transferred Employee is entitled following the Closing Date.  The Buyer shall cause any plan, program or arrangement that provides medical, health or other similar benefits to Transferred Employees to waive any preexisting condition or waiting period limitations and shall honor and give credit under Buyer’s plans to any deductible and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries under plans, programs or arrangements of the Business prior to the Closing Date.

(d)

The Buyer agrees to provide severance pay to any Transferred Employee whose employment is terminated by the Buyer, other than for cause, within six months after the Closing Date, in an amount equal to two weeks salary (at the salary level in effect as of the date of this Agreement) for each year of such

Transferred Employee’s service with the Sellers and the Business (with a minimum of one month  of salary) or, if more favorable to the Transferred Employee, the amount of severance pay and benefit entitlements determined in accordance with the severance policy of the Buyer in effect after the Closing.

(e)

Effective as of the Closing, the Buyer shall assume the collective bargaining agreements covering the Transferred Employees, each of which is set forth on Schedule 5.10(e), and all liabilities and obligations thereunder.  To the extent that the liabilities and obligations of the Buyer under such collective bargaining agreements are inconsistent with the liabilities and obligations of the Buyer pursuant to this Article V, the terms of the collective bargaining agreements shall control.

5.11.

Antitrust Matters.

(a)

Each party shall file with the Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice ("DOJ") the notification and report form (the "HSR Filing") required under the HSR Act, with respect to the transaction contemplated hereby no later than the third (3rd) business day following the date hereof.  The HSR Filing shall be in compliance with the requirements of the HSR Act, and the parties shall request early termination of the waiting period required by the HSR Act.

(b)

Both parties shall respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation and to all inquiries and requests received from any state attorney general or other governmental authority in relation to any antitrust laws.  Neither party shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ or any governmental authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(c)

The parties shall each cooperate and consult with each other in connection with obtaining all required regulatory consents from the FTC, DOJ, or any other governmental authority in relation to any antitrust law.  In particular, each party shall (i) furnish as promptly as reasonably practicable to the other any information concerning its business, properties, and personnel as the other party may reasonably request, in connection with any filing or submission to the FTC, DOJ, or any other governmental authority in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit the other party to review in advance, and accept reasonable comments, in connection with any proposed written communication with the FTC, DOJ, or any other governmental authority in connection with any investigation or other inquiry relating to any antitrust law, including any proceeding initiated by a private party.  In addition, each party shall (x) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in this Agreement, and (y)

consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC, or any other governmental authority, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, or such other applicable governmental authority, give the other party the opportunity to attend and participate in such meetings and conferences.

(d)

The parties from the date hereof until the Termination Date, shall use their respective best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, judgment, or other impediment relating to any antitrust law that would restrain, prevent, or delay the Closing Date beyond the Outside Date (as defined below).  In the event any such litigation, negotiation, or other action is not capable of being resolved by the Outside Date, the Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of such assets or businesses of the Buyer, or otherwise offer to take or offer to commit to take any action that it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the Business or Assets to avoid the entry of, or to effect the dissolution of, any impediment, injunction, temporary restraining order or other order in any suit or proceeding that would have the effect of preventing or delaying the Closing Date beyond the Outside Date.  For the avoidance of doubt, the Buyer shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent, or approval of the FTC, DOJ, any state attorney general, or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order, or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust law would preclude consummation of the transactions contemplated by this Agreement by the Outside Date.

5.12.

Buyer’s Knowledge.  The Buyer agrees (without prejudice to any rights which the Buyer may have under this Agreement to decline to consummate the transactions contemplated hereby and to terminate this Agreement) that, if the Closing occurs, then to the extent any representation or warranty of the Sellers or MTI contained in this Agreement has, to the Knowledge of the Buyer acquired prior to the Closing, been breached, the Buyer shall be deemed to have consented to and waived, and shall have no rights hereunder by reason of, such breach.

5.13.

Connecticut Transfer Act.

Prior to and following the Closing, the Sellers shall take all actions necessary to achieve compliance with any requirements imposed pursuant to the Connecticut Transfer Act, Connecticut General Statutes 22a-134 through 22a-134d, as amended (the "CTA"), as a result of any transfer of the Danbury, Connecticut property (the "Connecticut Property") in connection with the transaction contemplated by this Agreement ("Compliance with the CTA"); provided, however, that in connection with achieving Compliance with the CTA: (i) no compromise or settlement may be reached by the Sellers without the Buyer's written consent (which shall not be unreasonably withheld or delayed); and (ii) the Sellers shall provide the Buyer with reasonable advance notice of, and an opportunity to comment on, any planned activities and any documents proposed to be submitted to any governmental authority or other third party, and an opportunity to participate in material meetings or material negotiations with any such governmental authority or third party.

5.14.

Buyer Non-Solicitation.  For a period of one (1) year after the Closing, the Buyer will not, directly or indirectly, solicit for employment or hire any person who is an employee of the Sellers or MTI (other than a Transferred Employee), unless that person voluntarily leaves the employ of the Sellers or MTI at least six (6) months prior to any such hire or is hereafter terminated by the Sellers or MTI.

5.15.

Sellers’ Non-Solicitation.  For a period of one (1) year after the Closing, the Sellers and MTI will not, directly or indirectly, solicit for employment or hire any person who is an employee of the Buyer, unless that person voluntarily leaves the employ of the Buyer at least six (6) months prior to any such hire or is hereafter terminated by the Buyer.

5.16.

Use of "Ottaway" Name.  The Buyer shall not use, or permit any Affiliate to use, the name "Ottaway" or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Sellers on the date of this Agreement.  Without limitation of the foregoing, after the Closing Date, the Buyer agrees not to, directly or indirectly, use or authorize any other person to use such name (either alone or in conjunction with any other words) or any name reasonably similar thereto (including, any domain name with a variant spelling based on, derived from, or reasonably similar to, any of such domain names), as a corporate, partnership or business name, trade name, domain name, trademark or servicemark.

ARTICLE VI

CLOSING CONDITIONS

6.1.

Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)

There shall be no effective injunction, writ, or preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein shall not be consummated.

(b)

The applicable waiting periods under the HSR Act shall have expired or been terminated.

6.2.

Conditions to the Obligations of the Sellers and MTI to Effect the Transactions Contemplated Hereby.  The obligations of the Sellers and MTI to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived by the Sellers and MTI:

(a)

(i)   The Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date; and (ii) all representations and warranties made by the Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Buyer Material Adverse Effect") on and as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time), except for such failures of such representations and warranties to be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Buyer Material Adverse Effect") as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)

The Seller shall have received a certificate to the effect of Section 6.2(a) signed by an authorized representative of the Buyer.

6.3.

Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby.  The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived by the Buyer:

(a)

(i)   The Sellers and MTI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date; and (ii) all representations and warranties made by the Sellers and MTI set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Business Material Adverse Effect") on and as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time), except for such failures of such representations and warranties to be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Business Material Adverse Effect") as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)

The Buyer shall have received a certificate to the effect of Section 6.3(a) signed by an authorized officer of each of the Sellers and MTI.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1.

Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)

by mutual consent of the Sellers and the Buyer;

(b)

by the Sellers or the Buyer at any time after December 31, 2006 (the "Outside Date"); provided, however, that no party hereto shall have the right to terminate this Agreement under this Section 7.1(b) if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)

by either the Sellers or the Buyer, if (i) any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign (each a "Governmental Entity") shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable or (ii) any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; provided, however, that the right to terminate this Agreement pursuant to this clause (c) of  Section 7.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 5.6 and Section 5.11) has been the primary cause of, or resulted in, such action;

(d)

by the Buyer, if there has been a material breach by the Sellers or MTI of its covenants, representations or warranties contained in this Agreement as a result of which it has become impossible for one or more of the conditions to the obligations of the Buyer to consummate the transactions contemplated hereby to be satisfied, and such breach has not been (i) cured, or adequate assurance of a cure has not been given, within twenty (20) business days following notice of the breach from the Buyer to the Sellers, or (ii) waived by the Buyer; or

(e)

by the Sellers, if there has been a material breach by the Buyer of its covenants, representations or warranties contained in this Agreement as a result of which it has become impossible for one or more of the conditions to the obligations of the Sellers to consummate the transactions contemplated hereby to be satisfied, and such breach has not been (i) cured, or adequate assurance of a cure have not been given, within twenty (20) business days following notice of the breach from the Sellers to the Buyer, or (ii) waived by the Sellers.

7.2.

Procedure and Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)

upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)

none of the information received by or on behalf of the Buyer with respect to the Business, the Sellers and MTI shall at any time be used for the advantage of the Buyer to the detriment of the Business, the Sellers or MTI and the Buyer will use its best efforts to prevent the disclosure thereof to third persons except as may be required by law;

(c)

no party hereto shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as stated in this Section 7.2 and in Sections 5.3, 5.5, and 5.8; provided, however, that nothing in this Section 7.2 shall be deemed to release any party from any liability for breach by such party of any of its covenants set forth in this Agreement which occurs on or before the date of the termination of this Agreement; and this Agreement will be of no further force and effect except that this Section 7.2 and Sections 5.3, 5.5, 5.8, Article VIII and Article IX shall remain in effect; and

(d)

all filings, applications, and other submissions made pursuant to Section 5.6 and Section 5.11 shall, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE VIII

INDEMNIFICATION

8.1.

Indemnification by the Sellers.  The Sellers, jointly and severally, hereby agree to indemnify the Buyer and its officers, directors, employees and stockholders against, and agree to defend and hold them harmless from, any claims, losses, liabilities, damages, judgments, costs and expenses (including, attorneys' fees and expenses) (collectively, "Losses") caused proximately by:

(a)

any breach by any Seller or MTI of its representations and warranties contained in this Agreement (other than any breach as to which the Buyer had Knowledge as of the Closing Date); and

(b)

any breach by any Seller of the covenants contained in this Agreement and any Excluded Liabilities;

provided, however, that (i) the Sellers shall not have any liability pursuant to clause (a) above for any breach that results in a Loss of less than Ten Thousand Dollars ($10,000); and (ii) the Sellers shall not have any liability pursuant to clause (a) above unless the aggregate of all Losses, for which the Sellers would, but for this proviso, be liable, exceeds, on a cumulative basis, One Million Dollars ($1,000,000), in which case the Sellers shall be liable only for the amount of such Losses in excess of One Million Dollars ($1,000,000); provided, however, that notwithstanding anything contained in this Agreement to the contrary, excluding any liability pursuant to clause (b) above for which the Sellers shall be liable without limit as to the amount thereof, the aggregate cumulative liability of the Sellers pursuant to this Section 8.1 shall not exceed Ten Million Dollars ($10,000,000).  In the event that a Loss arises as a proximate result of an event or circumstance constituting both a breach of a representation and warranty of the Sellers or MTI hereunder and a breach of a covenant of the Sellers or MTI hereunder, the Buyer’s right to be indemnified against such Loss shall be subject to the aggregate minimum threshold described above as if such event or circumstance constituted solely a breach of the applicable representation and warranty.  The Buyer shall make the books and records of the Buyer relating to the relevant Loss available to the Sellers and shall make its employees available for interviews and similar matters to assist the Sellers prosecuting such claims; provided, however, that the Buyer shall be reimbursed by the Sellers for all out-of-pocket costs incurred in connection with the Buyer's efforts to so assist the Sellers as provided herein.

8.2.

Indemnification by the Buyer.  The Buyer hereby agrees to indemnify the Sellers and MTI and their respective officers, directors, employees and stockholders against, and agrees to defend and hold them harmless from, any Losses caused proximately by:

(a)

any breach by the Buyer of its representations and warranties contained in this Agreement (other than any breach as to which the Sellers had Knowledge as of the Closing Date); or

(b)

breach by the Buyer of the covenants contained in this Agreement and any Assumed Liability;

provided, however, that (i) the Buyer shall not have any liability pursuant to clause (a) above for any breach that results in a Loss of less than Ten Thousand Dollars ($10,000); and (ii) the Buyer shall not have any liability pursuant to clause (a) above unless the aggregate of all Losses for which the Buyer would, but for this proviso, be liable, exceeds, on a cumulative basis, One Million Dollars ($1,000,000), in which case the Buyer shall be liable solely for the amount of all such Losses in excess of One Million Dollars ($1,000,000); provided, however, that notwithstanding anything contained herein to the contrary, excluding liability pursuant to clause (b) above for which the Buyer shall be liable without limit as to the amount thereof, the Buyer’s aggregate liability pursuant to this Section 8.2 shall not exceed Ten Million Dollars ($10,000,000).  In the event that a Loss arises as a proximate result of an event or circumstance constituting both a breach of a representation and warranty of the Buyer hereunder and a breach of a covenant of the Buyer hereunder (other than Section 5.13), the Sellers' and MTI's right to be indemnified against such Loss shall be subject to the aggregate minimum threshold described above as if such event or circumstance constituted solely a breach of the applicable representation and warranty.  The Sellers and MTI shall make the books and records of the Sellers and MTI relating to the relevant Loss available to the Buyer and shall make its employees available for interviews and similar matters to assist the Buyer prosecuting such claims; provided, however, that the Sellers and MTI shall be reimbursed by the Buyer for all out-of-pocket costs incurred in connection with the Sellers' or MTI's efforts to so assist the Buyer as provided herein.

8.3.

Procedure For Third Party Claims.  (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Article VIII in respect of, arising out of or involving a claim made by any entity or person not a party hereto against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party promptly in writing of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party actually shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  The indemnified party shall deliver to the indemnifying party, within five (5) business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)

If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it  chooses, to assume the defense thereof at its own cost and expense with counsel selected by the indemnifying party.  Should the indemnifying party elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnified party shall have reasonably determined that there may be one or more defenses which are available to it which are different from or in addition to those available to the indemnifying party.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense unless the circumstances described in the immediately preceding sentence are present.  The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above unless it is finally determined pursuant to the provisions of Section 8.3 hereof that the indemnified party is not entitled to indemnification under this Article VIII).  If the indemnifying party chooses to defend a Third Party Claim, the indemnified party shall cooperate in the defense thereof.  Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees, consultants and independent contractors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to provide testimony.  If the indemnifying party chooses to defend any Third Party Claim, the indemnifying party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld or delayed), unless such settlement, compromise or discharge provides solely for monetary relief and does not impose an injunction or other equitable relief on the indemnified party.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

8.4.

Limitations on Computation of Dollar Amount of Claims.  The indemnification obligations of the parties hereunder shall be limited to the obligation to make the other party whole on a dollar for dollar basis for assets lost or diminished, liabilities increased or expenses and costs actually incurred, and under no circumstances shall the indemnifying party be liable for claims by the party seeking indemnification that as a consequence of the breach in question the party seeking indemnification has incurred consequential, enhanced, punitive, special or exemplary damages.

8.5.

Exclusivity of Remedies.  The remedies of any party hereto for breaches by another party of any representation, warranty, covenant or agreement hereunder, or otherwise arising out of any matter pertaining hereto, shall be limited to the right of indemnification provided in this Article VIII, and such right of indemnification shall be exclusive of any and all other rights or remedies which might be available to a party upon the occurrence of any such breach or with respect to such other matter whether such other right or remedy would otherwise be available at law or in equity.

8.6.

Net Recovery.  The amount which a party hereto is or may be required to pay to any other party hereto pursuant to this Article VIII shall be reduced by any actual or reasonably anticipated insurance proceeds, tax benefits or other amounts recoverable by or on behalf of the party claiming a right to indemnification, in reduction of the related Losses.

All indemnification payments under this Article XIII shall be deemed adjustments to the Purchase Price.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1.

Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

9.2.

Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure..

9.3.

Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement shall survive the Closing and will expire one (1) year from the Closing Date, except for those representations and warranties contained in Sections 3.6, 3.10, and 3.15 which shall remain in force until the expiration of the applicable statute of limitations.  No party shall be entitled to assert any claims against the other for misrepresentations or breaches of representations and warranties under or pursuant to this Agreement (or for indemnification under Article VIII hereof for such misrepresentations or breaches of representations and warranties), unless the party asserting such claim shall notify the other of such claim with reasonable specificity and outlining the basis of alleged liability within the survival period of the applicable representation and warranty.

9.4.

Notices.  All notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a)

if to the Sellers or MTI:

Ottaway Newspapers, Inc.

97 Route 416

PO Box 401

Campbell Hall, NY  10916

Attention: John Wilcox

and

Attention: Andrew Langhoff

with a copy to:

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY  10281

Attention: William B. Plummer

and

Attention: Legal Department

(b)

if to the Buyer, to

Community Newspaper Group, LLC

3500 Colonnade Parkway, Suite 600

Birmingham, Alabama 35243

Attention: Donna Barrett

with a copy to

Belmoro Corporate Advisors, LLC

2131 Ayrsley Town Blvd.

Suite 300

Charlotte, North Carolina 28273

Attention: Thomas B. Henson

9.5.

Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6.

Assignment; No Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except as specifically provided in Sections 5.4, 8.1 and 8.2.

9.7.

Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

9.8.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9.

Interpretation and Certain Defined Terms.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.  As used in this Agreement, the term "Permitted Liens" shall mean and include (i) those exceptions to title to the properties and assets of the Sellers and MTI listed in the Schedule referred to in the applicable Section of this Agreement; (ii) Liens incurred in connection with the purchase of properties and assets by the Sellers and MTI securing all or a portion of the purchase price therefor; (iii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (iv) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or MTI which would have a Business Material Adverse Effect; and (v) such other Liens, imperfections in title, charges, easements, restrictions, and encumbrances which do not have a Business Material Adverse Effect.  As used in this Agreement, the "Knowledge" of the Sellers or MTI means the actual knowledge of the Executive Committee of ONI, which is composed of John Wilcox, John Kinney, Bill Zurilla, Andrew Langhoff and Kady Paffenroth, and the Publishers of each of the Publications (which in the case of Santa Cruz, shall be Mary Evans) and "Knowledge" of the Buyer means the actual knowledge of Donna Barrett, Lynn Pearson, and Kevin Kampman.  As used in this Agreement, "including" means including without limitation.  As used in this Agreement, a "Business Material Adverse Effect" means a material adverse effect on the operations or financial condition of the Business (other than any effect arising from or related to general economic, securities markets, or industry conditions) or on the ability of the Seller, MTI and the Parent to consummate the transactions contemplated hereby without material delay..

9.10.

Entire Agreement.  The Confidentiality Agreement and this Agreement, including the Exhibits and Schedules hereto (which are incorporated herein by reference and made a part hereof) and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  The Confidentiality Agreement and this Agreement supersede all prior agreements and understandings between the parties with respect to such transactions.

9.11.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.12.

Bulk Transfer Laws.  The Buyer acknowledges that the Sellers and MTI will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

9.13.

Parent Limited Guarantee.  The Parent hereby irrevocably, absolutely and unconditionally guarantees to each of the Sellers and MTI the due, punctual, full and complete performance and payment (and not merely the collection) in full of all covenants, agreements and other obligations of the Buyer under this Agreement.  The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of the Buyer hereunder or for any other reason whatsoever.  To the fullest extent permitted by law, the Parent waives: (i) presentment to, demand of payment from and protest to any other person of any of the foregoing guaranteed obligations; (ii) notice of acceptance of such guarantee and notice of protest for nonpayment; (iii) any requirement of promptness, diligence or notice with respect to the foregoing guarantee; (iv) any requirement that the Sellers or MTI exhaust any right or take any action against the Buyer in respect of any of its obligations hereunder; and (v) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties.

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement or has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

THE SANTA CRUZ SENTINEL, INC.

By:	/s/ William A. Zurilla
Name: William A. Zurilla
Title: Treasurer

THE TRAVERSE CITY RECORD-EAGLE, INC.

By:	/s/ William A. Zurilla
Name: William A. Zurilla
Title: Treasurer

OTTAWAY NEWSPAPERS OF PENNSYLVANIA, L.P.

By:	Ottaway Newspapers of Pennsylvania Management, Inc., its General Partner

By:	/s/ William A. Zurilla
Name: William A. Zurilla
Title: Treasurer

OTTAWAY NEWSPAPERS, INC.

By:	/s/ William A. Zurilla
Name: William A. Zurilla
Title: Treasurer

THE MAIL TRIBUNE, INC.

By:	/s/ William A. Zurilla
Name: William A. Zurilla
Title: Treasurer

COMMUNITY NEWSPAPER GROUP, LLC

By:	/s/ Donna Barrett
Name: Donna Barrett
Title: President and Chief Executive Officer

COMMUNITY NEWSPAPER HOLDINGS, INC.

By:	/s/ Donna Barrett
Name: Donna Barrett
Title: President and Chief Executive Officer